Exhibit 99.1

DG Transaction Spawns Launch of Sizmek Online Ad Tech Company

Move Signals Close to $485 Million Sale of DG TV Business to Extreme Reach

Friday, February 7, 2014, New York, NY - Signaling the close of the sale of its TV distribution assets to Extreme Reach for $485 million plus cash and working capital from DG’s television business, DG has spun off its online business into a new online company named Sizmek Inc. (NASDAQ: SZMK), an open ad management platform with over 5000 agencies and representatives in 48 countries.

Following the closing of the transaction and the cash distribution, Sizmek is expected to have total cash of approximately $60 million and total working capital of approximately $60 million, including cash and working capital from DG’s television business.

“Sizmek is entering an exciting chapter in its evolution, combining 15 years of experience developed at DG, MediaMind, Peer39, Unicast, Eyewonder, and Republic Project,” said Neil Nguyen, CEO and President of Sizmek.  “With a solid balance sheet, thousands of customers, and a cutting-edge open technology platform that delivers global scale for our customers, we are hard at work in realizing our vision for substantial growth.”

Sizmek supports our clients’ efforts to reach an increasingly fragmented audience with the most effective message through transparency and control across every component of a campaign, optimizing for all four critical factors in the ad process: media, context, content, and audience. Sizmek’s media independence, with all reporting, data and campaign tactics deployed with no potential biases toward any media or buying methodologies, has enabled Sizmek to become one of the most distributed platforms in the online industry and positions Sizmek to connect the industry players moving forward in what is currently a highly fragmented and siloed industry. In tandem with its corporate launch, Sizmek is introducing Sizmek MDX, an open ad stack that integrates key aspects of advertising management, including:

Campaign Management. This UI layer has all the essential services for campaign management, which is enhanced by a number of creative tools and plug-ins, compatible with both HTML5 and Flash. Integrated tool sets help our creative partners efficiently generate the most innovative and high impact creative across all screens and enables ad operations teams to efficiently execute thousands of sophisticated campaigns simultaneously.

Marketing Channels. Campaigns everywhere are expected to be multiscreen, but many advertisers fall short by taking a channel by channel approach to their campaign. Sizmek provides advertisers a way to target their audience and synchronize messages across screens. The key channels in this layer include, display, rich media, video, mobile, social, email, website and affiliate.

Media Decisioning.  The massive adoption of RTB and programmatic technologies has changed the fundamentals in media buying. Monitoring over 60 billion pre-bid impressions, Sizmek provides the market leading pre-bid analytics data set to support brand safety and contextual targeting. We openly integrate into the leading DSPs and exchanges, enabling our clients to work seamlessly with their programmatic solution of choice.

Data Collection and Analytics. Sizmek is trusted by the world’s leading advertisers and agencies to collect campaign delivery and performance data across all channels. Through our verification, viewability, and attribution capabilities, Sizmek MDX enables advertisers to verify whether an ad appeared according to expectations, relying on Sizmek as a source of truth for advertisers seeking independent verification of campaign spend and ROI.

“Our global advertisers demand a scaled technology solution with regional capabilities,” continued Nguyen. “We see an immense opportunity to continue to innovate with Sizmek MDX, and a strong focus for us will be to accelerate our strategy to open up our platform to best in-breed providers to ensure that our customers can use their tools of choice such as an in house capability, a large global SEM or a local DSP. We will help our clients create the operational leverage they seek as their digital operations expand in order to maximize the effectiveness of their campaigns.”

Sizmek currently connects over 20,000 global advertisers and 5000 agencies to their audiences, serving more than 1.5 trillion impressions a year.  Sizmek operates in 48 countries with over 850 employees worldwide.

Sizmek will provide further information regarding the transaction on its regularly scheduled Fourth Quarter and Full Year 2013 earnings call, scheduled for February 18, 2014.  Information regarding that call can be found in the Investor Relations Overview at www.sizmek.com:

About Sizmek

Sizmek Inc. (NASDAQ: SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects 20,000 advertisers and over 5,000 agencies to audiences, serving more than 1.5 trillion impressions a year.  Sizmek operates on the ground in 48 countries with a team of over 850 employees.

www.sizmek.com

Cautionary Note Regarding Forward-Looking Statements

Statements in this release regarding our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: our ability to further identify, develop and achieve commercial success for new products; delays in product offerings; the development and pricing of competing online services and products; consolidation of the digital industry and of digital advertising networks; slower than expected development of the digital advertising market; our ability to protect our proprietary technologies; integrating our acquisitions with our operations, systems, personnel and technologies; security threats to our computer networks; operating in a variety of foreign jurisdictions; fluctuations in currency exchange rates; adaption to new, changing, and competitive technologies; our ability to achieve some or all of the expected benefits of the spin-off transaction and the other risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. We disclaims any intention or obligation to update the forward-looking statements to reflect subsequent events or circumstances or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

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